AMENDED AND RESTATED

SCHEDULE A

dated April 7, 2022

to the

EXPENSE LIMITATION AGREEMENT

dated December 29, 2021 between

THE ADVISORS’ INNER CIRCLE FUND III

and

PERPETUAL US SERVICES, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Applicable Expense Limit	Initial Term End Date
Barrow Hanley International Value Fund • I Shares • Y Shares	0.86%	2/28/2023
Barrow Hanley Emerging Markets Value Fund • I Shares • Y Shares	0.99%	2/28/2023
Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund • I Shares • Y Shares	1.05%	2/28/2024
Barrow Hanley Total Return Bond Fund • I Shares • Y Shares	0.35%	2/28/2024
Barrow Hanley Floating Rate Fund • I Shares • Y Shares	0.60%	2/28/2024
Barrow Hanley US Value Opportunities Fund • I Shares • Y Shares	0.71%	2/28/2024

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

/s/ Michael Beattie

Name: Michael Beattie

Title: President

PERPETUAL US SERVICES, LLC

/s/ Charles S. Thompson II

Name: Charles S. Thompson II

Title: Head of Distribution & Strategy- Americas